                                                                  EXHIBIT (b) 5.

                           PHONETEL TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                       FOOTNOTES TO FINANCIAL INFORMATION

(1)      PURCHASE PRICE ALLOCATION FOR ASSETS PURCHASED FROM AMTEL

                                                                Debit                   Credit
                                                                -----                   ------
         Cash                                                                        $  6,400,188
         Accounts receivable, net                                                         527,883
         Other current assets                                                             137,553
         Other assets                                                                   1,517,425
         Property and equipment, net                                                    8,566,221
         Intangible assets, net                              $ 8,525,949
         Accounts payable                                      1,930,980
         Pre-petition payables                                80,598,956
         Accrued expenses                                        370,161
         Common stock                                             28,379
         Additional paid in capital                                                     4,616,218
         Accumulated deficit                                                           69,688,937


         Represents the acquisition of selected assets of Amtel for a purchase price consisting of: (i) $7,277,622 in cash ($1,300,000 paid in June
         1996); (ii) 2,162,163 unregistered shares of the Company's Common Stock, valued at the average of the BID and ASK (as reported by NASDAQ on September 13, 1996, less an unregistered and block discount of 20.19% as determined by Key Trust) $4,637,840, or $2.15 per share; and
         (iii) acquisition expenses of approximately $397,500; and the elimination of assets and liabilities not acquired.

(2) PURCHASE PRICE ALLOCATION FOR ASSETS PURCHASED FROM POA AND LIABILITIES ASSUMED

                                                               Debit                     Credit
                                                               -----                     ------
         Cash                                                                          $  200,000
         Accounts receivable, net                                                         372,558
         other current assets                                                               7,531
         Property and equipment, net                         $ 2,891,481
         Intangible assets, net                                5,613,562
         Other assets                                                                   1,093,406
         Current portion of long-term debt - others                                       238,425
         Current portion of long-term leases                                              690,200
         Accounts payable                                         84,690
         Accrued expenses                                        610,249
         Long-term debt - others                                                        3,203,940
         Obligations under capital leases                                               1,712,089
         Common stock                                            347,089
         Additional paid in capital                                                       309,999
         Accumulated deficit                                                            1,718,923

                            PHONE TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)

(2) PURCHASE PRICE ALLOCATION FOR ASSETS PURCHASED FROM POA AND LIABILITIES ASSUMED (CONTINUED)

         Represents the acquisition of POA for a purchase price consisting of:
         (i) $500,000 in cash ($300,000 paid in March 1996); (ii) 166,666 unregistered shares of Common Stock, valued at the average of the BID and ASK (as reported by NASDAQ on September 16, 1996, less an unregistered and block discount of 30.42% as determined by Key Trust) $311,665, or $1.87 per share; (iii) assumption of capital lease obligations of $7,750,000; (iv) notes payable to selling shareholders of POA, $3,634,114; (v) assumption of other debt $234,890; (vi) two five year non-competition and consulting agreements with two of the selling shareholders, $307,264; and (vii) approximately $166,748 in related acquisition expenses; and the elimination of assets and liabilities not acquired.

(3) FINANCING TO COMPLETE THE ACQUISITION OF AMTEL AND POA AND TO PROVIDE ADDITIONAL WORKING CAPITAL

                                                                Debit                    Credit
                                                                -----                    ------
         Cash                                               $  5,950,000
         Intangibles, net                                         60,000
         Accrued expenses                                      1,764,546
         Accounts payable                                      1,002,000
         Current long-term debt                                                       $ 7,276,546
         Long-term debt                                                                 1,500,000

         Represents the additional borrowings under the Credit Facility, as amended September 13, 1996, to complete the acquisitions of POA and Amtel, pay related acquisition expenses and to pay other obligations of the Company.

                            PHONE TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)

(4)      PRO FORMA ADJUSTMENTS FOR THE ACQUISITIONS COMPLETED ON MARCH 15, 1996

         The following adjustment combines the operations of IPP and Paramount for the period from January 1, 1996 through March 14, 1996 and gives effect to the pro forma adjustments. The pro forma adjustments represent the estimated recurring savings resulting from the acquisition of IPP and Paramount on March 15, 1996, and the incremental depreciation and amortization associated with the acquired tangible and intangible assets. The savings are primarily the result of backroom efficiencies, including the elimination of certain offices and executives and economies of scale in billing and other operating areas. Property and equipment is assumed to depreciate over 60 months while the intangible assets, consisting primarily of existing phone contracts, is being amortized over 60 months, representing the average remaining life of all acquired contracts.

                                  Pro Forma Statement of Operations
                                          for the period
                                January 1, 1996 through March 14, 1996

                                                                   Pro Forma
                                           IPP        Paramount    Adjustments   As Adjusted
                                        ---------    -----------   -----------   ------------
          Revenues                      $ 856,459    $ 1,632,221    $    --      $ 2,488,680

          Operating expenses:
          Line & transmission charges     309,582        275,881         --          585,463
          Location commissions            144,412        231,857         --          376,269
          Other operating expenses         90,474        266,342         --          356,816
          Depreciation & amortization     102,013         81,918      744,909        928,840
          Selling, general, & admin       296,181        196,063     (238,761)       253,483
                                        ---------    -----------    ---------    -----------
                                          942,662      1,052,061      506,148      2,500,871
                                        ---------    -----------    ---------    -----------
          Loss from operations            (86,203)       580,160     (506,148)       (12,191)
          Other income (expense):
          Interest expense                (19,511)       (11,370)        --          (30,881)
          Other                              --          (12,638)        --          (12,638)
                                        ---------    -----------    ---------    -----------
                                          (19,511)       (24,008)        --          (43,519)
                                        ---------    -----------    ---------    -----------
          Loss before income taxes       (105,714)       556,152     (506,148)       (55,710)
          Income taxes                       --             --           --             --
                                        ---------    -----------    ---------    -----------
          Net loss                      $(105,714)   $   556,152    $(506,148)   $   (55,710)
                                        =========    ===========    =========    ===========


                            PHONE TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)

(5)      AMTEL'S COST SAVINGS FOR THE SIX MONTHS ENDED JUNE 30, 1996

         Represents the estimated reduction in: (i) selling, general, and administrative expenses of $823,408; (ii) other operating expenses of $25,000; (iii) reorganization expenses of $789,888; (iv) interest expense of $6,077; and (v) other expenses of $959,011 resulting from the acquisition of certain assets of Amtel and the incremental increase in depreciation and amortization of $555,275 associated with the acquired tangible and intangible assets. The savings are primarily due to the elimination of costs associated with Amtel's operations which were not acquired, the closing of certain offices, the elimination of redundant executives, the economies of scale in billing and other operating areas, and the elimination of the costs associated with the bankruptcy of Amtel. The increase in property and equipment is assumed to depreciate over 60 months, other assets over 36 months, while the intangible assets, consisting primarily of existing telephone location contracts, is being amortized over 54 months, representing the average remaining life of all acquired telephone location contracts.

(6)      POA'S COST SAVINGS FOR THE SIX MONTHS ENDED JUNE 30, 1996

         Represents the estimated reduction in revenues, from the acquisition of POA, of $27,625; and the estimated cost savings consisting of: (i) other operating expenses, $181,786; (ii) selling, general, and administrative expenses, $419,400; (iii) interest expense of $45,337; and the incremental depreciation and amortization of $762,025 associated with the acquired tangible and intangible assets. The savings are primarily the result of backroom efficiencies, including the elimination of certain offices and executives and economies of scale in billing and other operating areas. The increase in property and equipment is assumed to depreciate over 60 months while the intangible assets, consisting primarily of POA's existing telephone location contracts, is being amortized over 72 months, representing the average remaining life of all acquired contracts.

(7)      INTEREST ON THE ADDITIONAL DEBT FOR THE SIX MONTHS ENDED JUNE 30, 1996

         Represents the estimated increase in interest expense of $581,446 resulting from the additional debt, under the Credit Facility, required to complete the Amtel and POA acquisitions, pay related expenses and other obligations, at an assumed interest rate of 13.25%.

(8)      CALCULATION OF EARNINGS PER SHARE

         Earnings per share excludes a loss of $2,002,386 which was realized on redemption of the 10% Preferred, 8% Preferred, and 7% Preferred and an extraordinary loss of $267,281 realized on the restructuring of the Company's debt on March 15, 1996.

                            PHONE TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)

(9) PRO FORMA ADJUSTMENTS FOR THE ACQUISITIONS COMPLETED IN SEPTEMBER AND OCTOBER 1995 AND MARCH 1996

         Represents the operations of IPP and Paramount for the period from January 1, 1995 through December 31, 1995, World from January 1, 1995 through September 21, 1995, and Public Telephone from January 1, 1995 through October 16, 1995, and gives effect to the pro forma adjustments. The pro forma adjustments represent the estimated recurring savings resulting from the acquisitions of IPP, Paramount, Public Telephone, and World and the incremental depreciation and amortization associated with the acquired tangible and intangible assets. The savings are primarily the result of backroom efficiencies, including the elimination of certain offices and executives and economies of scale in billing and other operating areas. Property and equipment is assumed to depreciate over 60 months while the intangible assets relating to IPP's and Paramount's existing phone contracts is being amortized over 60 months (36 months for World's and Public Telephone's acquired intangibles), representing the average remaining life of all acquired contracts. The value of the Non-compete Agreements is being amortized over the life of the agreements.

                                                                 Pro Forma Statement of Operations
                                                         for the periods prior to the dates of acquisition

                                                               Public        IPP and        Pro Forma        Pro Forma
                                                  World        Telephone      Paramount          Adj's        As Adjusted
                                               -----------    -----------    ------------    -------------    ------------
         Revenues                              $ 6,317,048    $ 1,941,190    $ 10,230,685    $        --      $ 18,488,923

         Operating expenses:
         Line and transmission charges           2,706,199        535,771       3,135,221             --         6,377,191
         Location commissions                      852,944        196,243       1,311,970         (267,000)      2,094,157
         Other operating expenses                1,026,000        112,071         709,281         (800,000)      1,047,352
         Depreciation and amortization             855,059        268,262         936,307        6,116,925       8,176,553
         Selling, general, and administrative    1,276,056        594,588       3,358,416       (2,004,051)      3,225,009
                                               -----------    -----------    ------------    -------------    ------------
                                                 6,716,258      1,706,935       9,451,195        3,045,874      20,920,262
                                               -----------    -----------    ------------    -------------    ------------
         Loss from operations                     (399,210)       234,255         779,490       (3,045,874)     (2,431,339)
         Other income (expense):
         Interest expense                         (590,980)      (304,664)       (312,458)      (3,462,527)     (4,571,629)
         Interest expense accretion of debt           --             --              --         (3,022,564)     (3,022,564)
         Interest income                               834          3,371          15,466             --            19,671
         Other                                        --         (321,923)        (83,582)            --          (405,505)
                                               -----------    -----------    ------------    -------------    ------------
                                                  (590,146)      (623,216)       (281,574)      (6,485,091)     (7,980,027)
                                               -----------    -----------    ------------    -------------    ------------
         Income (loss) before taxes               (989,356)      (388,961)        479,916       (9,530,965)    (10,411,366)
         Income taxes                                 --             --            38,100          (38,000)           --
                                               -----------    -----------    ------------    -------------    -------------
         Net income (loss)                     $  (989,356)   $  (388,961)   $    459,816    $  (9,492,865)   $(10,411,366)
                                               ===========    ===========    ============    =============    =============


                            PHONE TECHNOLOGIES, INC.
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                 FOOTNOTES TO FINANCIAL INFORMATION (CONTINUED)

(10)     AMTEL'S COST SAVINGS FOR THE YEAR ENDED DECEMBER 31, 1995

         Represents the estimated reduction in: (i) selling, general, and administrative expenses of $11,360,614; (ii) other operating expenses of $2,131,584; (iii) line and transmission charges of $1,694,515; (iv) commissions expense of $800,000; (v) revenues of $2,859,394; (vi) interest expense of $7,429,502; (vii) reorganization expense of $539,942; (viii) other expenses of $429,967; resulting from the acquisition of Amtel and the incremental increase in depreciation and amortization of $1,045,167 associated with the acquired tangible and intangibles assets. The savings are primarily due to the elimination of employees and expenses resulting from the restructuring plan implemented by the trustee on behalf of the bankruptcy court in the later part of 1995, the elimination of costs associated with Amtel's operations which were not acquired, the closing of certain offices, the elimination of the redundant executives, the economies of scale in billing and other operating areas, and the elimination of costs associated with the bankruptcy of Amtel. The increase in property and equipment is assumed to depreciate over 60 months, other assets over 36 months, while the intangible assets, consisting primarily of existing telephone location contracts, is being amortized over 54 months, representing the average remaining life of all acquired contracts.

(11)     POA'S COST SAVINGS FOR THE YEAR ENDED DECEMBER 31, 1995

         Represents the estimated reduction in revenues, resulting from the acquisition of POA, of $12,053; and the estimated cost savings consisting of: (i) other operating expenses, $95,711; (ii) selling, general, and administrative expenses, $945,079; (iii) interest expense of $135,496; and the incremental depreciation and amortization of $1,524,050 associated with the acquired tangible and intangible assets. The savings are primarily the result of backroom efficiencies, including the elimination of certain offices and executives and economies of scale in billing and other operating areas. The increase in property and equipment is assumed to depreciate over 60 months while the intangible assets, consisting primarily of POA's existing telephone location contracts, is being amortized over 72 months, representing the average remaining life of all acquired contracts.

(12)     INTEREST ON THE ADDITIONAL DEBT FOR THE YEAR ENDED DECEMBER 31, 1995

         Represents the incremental increase in interest expense of $1,162,892 resulting from the additional debt, under the Credit Facility, required to complete the Amtel and POA acquisitions, pay related expenses and other obligations, at an assumed interest rate of 13.25%.

(13)     CONVERSION OF THE 10% PREFERRED

         To eliminate the preferred dividend requirement of $530,534 based on the conversion of the 10% Preferred into 884,214 shares of Common Stock on June 28, 1996.